Exhibit 99.1

HCW Biologics Completes Deliverable and Solidifies License Agreement with WY Biotech

HCW Biologics earned upfront payment and will recognize revenue of $7.0 million in Q2 2025

MIRAMAR, Fla., June 4, 2025 (GLOBE NEWSWIRE) -- HCW Biologics Inc. (“HCWB” or “HCW Biologics”), (NASDAQ: HCWB), a U.S.-based clinical-stage biopharmaceutical company focused on discovering and developing novel immunotherapies to lengthen healthspan by disrupting the link between inflammation and age-related diseases, and WY Biotech Co., Ltd., a China-based company specializing in the early-stage development of recombinant protein drugs and gene/cell therapies, announced today that WY Biotech has completed its due diligence related to HCWB’s technology transfer report, including the characterization of the cell line, delivered on May 13, 2025. In addition, WY Biotech confirmed its commitment to proceed with the development and commercialization of the licensed molecule, HCW11-006, for in vivo therapeutic applications. The Agreement is now fully binding and HCW Biologics has earned the $7.0 million upfront license fee under the terms of the Agreement, as amended.

In addition to the $7.0 million upfront payment, HCWB is eligible to receive additional significant development milestone payments and double-digit royalties on future product sales. Furthermore, HCWB will share a substantial portion of the proceeds from a future transaction(s) involving the molecule, if such a transaction occurs. HCWB also has a payment-free, milestone-free, and royalty-free option to recapture the development and commercialization rights of this molecule for the United States, Canada, Central America, and South America (Opt-in Territory) after the conclusion of the Phase 1 clinical trial. WY Biotech is financially responsible for all costs associated with research and development, manufacturing, clinical development, regulatory approval, and commercialization for the molecule. HCWB will be responsible for costs associated with clinical development, regulatory approval, and commercialization in the Opt-in Territory, if HCWB exercises its opt-in rights. Both companies will work cooperatively in the development stage with a global focus for clinical development and partnering.

Dr. Hing C. Wong, Founder and Chief Executive Officer of HCW Biologics, stated, “We have a strategic focus to establish commercialization partnerships for our novel protein and antibody therapies with innovative leaders in the immunotherapy field. HCW11-006, the product candidate subject to the license with WY Biotech, combines several different immune functional domains on HCW Biologics’ TRBC drug discovery and development platform as part of a group of compounds characterized as Multi-Functional Immune Cell Stimulators. Preclinical studies demonstrated that HCW11-006 is highly effective at inducing anti-tumor CD8+ T cell and NK cell responses without triggering unwanted side effects in relevant solid tumor animal models.”

About HCW Biologics:

HCW Biologics Inc. (NASDAQ: HCWB) is a clinical-stage biopharmaceutical company developing proprietary immunotherapies to treat diseases promoted by chronic inflammation, especially age-related and senescence-associated diseases. The Company’s immunotherapeutics represent a new class of drug that it believes have the potential to fundamentally change the treatment of cancer and many other diseases and conditions that are promoted by chronic inflammation — and in doing so, improve patients’ quality of life and possibly extend longevity. Chronic inflammation, including inflammaging, is believed to be a significant contributing factor to senescence-associated diseases and conditions that diminish healthspan, including many types of cancer, autoimmune diseases, and neurodegenerative diseases, as well as indications that impact quality-of-life that are not life-threatening. The Company’s lead product candidate, HCW9302, was developed using the Company’s legacy TOBI™ (Tissue factOr-Based fusIon) platform. The Company has created another drug discovery technology, the TRBC platform, which is not based on Tissue Factor. The TRBC platform has the capability to construct immunotherapeutics that not only activate and target immune responses but are also equipped with receptors that specifically target cancerous or infected cells. This platform is a versatile scaffold that enables the creation of multiple classes of immunotherapeutic compounds: Class I: Multi-Functional Immune Cell Stimulators; Class II: Second-Generation Immune Checkpoint Inhibitors; Class III: Multi-Specific Targeting Fusions and Enhanced Immune Cell Engagers. These novel immunotherapeutics can be used to treat a wide range of disease indications, including oncology, autoimmune diseases, and improving quality of life conditions. The Company has constructed over 50 molecules using the TRBC platform, including HCW11-002, HCW11-018 and HCW11-040. Further preclinical evaluation studies are currently being conducted for these three molecules the Company has selected based on promising early data. The Company has two licensing programs in which it has licensed exclusive rights for some of its proprietary molecules. See the Company Pipeline at https://hcwbiologics.com/pipeline/

Forward Looking Statements:

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, the potential for a future transaction and sharing proceeds therefrom; the ability for HCWB to recapture and commercialize rights in certain territories; the ability of HCW11-006 to induce anti-tumor CD8+ T cell and NK cell responses; . Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 28, 2025, the latest Form 10-Q filed with the SEC on May 15, 2025 and in other filings filed from time to time with the SEC.

Company Contact:

Lee Flowers

Senior Vice President, Business Development

HCW Biologics Inc.

LeeFlowers@HCWBiologics.com